                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                           SEPTEMBER       SEPTEMBER
(DOLLARS IN THOUSANDS)                       1995            1994
                                            -------         ------
  EARNINGS:

     PRE-TAX  INCOME                         61,143          55,339
     ADD:  FIXED  CHARGES                    12,560           9,837
     LESS:  INTEREST  CAPITALIZATION           (617)           (691)
                                            -------         -------

                   TOTAL EARNINGS            73,086          64,485
                                            =======         =======


  FIXED  CHARGES:

     INTEREST  EXPENSE                       11,343           8,546
     INTEREST  CAPITALIZATION                   617             691
     INTEREST  PORTION  OF RENTAL EXPENSE       600             600
                                            -------         -------

                TOTAL FIXED CHARGES          12,560           9,837
                                            =======         =======


                   TOTAL EARNINGS            73,086          64,485


  DIVIDED  BY:
                TOTAL FIXED CHARGES          12,560           9,837
                                            -------         -------

                       RATIO                   5.82            6.56



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE ARE CONSERVATIVE ESTIMATES BASED ON ACTUAL AMOUNTS FROM PRIOR YEARS.